Exhibit 99.1
HCC INSURANCE HOLDINGS, INC. COMPLETES
REDEMPTION OF 1.3% CONVERTIBLE NOTES
HOUSTON (January 11, 2010) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that, following the issuance of a notice of redemption for the outstanding $124.7 million of 1.3% Convertible Notes due 2023 (the “Notes”), holders of $124.6 million elected to convert their Notes into a combination of cash and common stock at a conversion price of $22.65 per share on or before the conversion deadline. The remainder of the Notes were redeemed according to their terms on December 21, 2009.
The company paid $124.6 million in cash and issued 1,039,903 shares of common stock in connection with the above transaction.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland. As of September 30, 2009, HCC had assets of $9.0 billion and shareholders’ equity of $3.0 billion. HCC is rated AA (Very Strong) by Standard & Poor’s and AA (Very Strong) by Fitch Ratings. In addition, HCC’s major domestic insurance companies are rated A+ (Superior) by A.M. Best Company.
For more information about HCC, please visit http://www.hcc.com.
Contact: Jen Browne, Investor Relations Coordinator
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1144
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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